PTC Announces Fiscal third Quarter 2021 Results

Strong ARR, Revenue, EPS, and Cash Flow Performance for the Third Quarter

BOSTON, MA, July 28, 2021 - PTC (NASDAQ: PTC) today reported financial results for its fiscal third quarter ended June 30, 2021.

“Our performance in the third quarter and year to date reflects continued strong execution.  We again delivered double-digit top line growth, leading to solid operating and free cash flow results,” said James Heppelmann, President and CEO, PTC.

“This performance reflects how PTC’s ‘Digital Transforms Physical’ strategy is resonating with customers and driving demand for our Core CAD and PLM solutions as well as our new Onshape and Arena SaaS offerings,” said Heppelmann. “Our breakthrough technologies across the product portfolio are gaining mindshare as customers are realizing the value these innovative solutions can bring to their organizations.”

“The SaaS delivery model is just beginning to disrupt the industrial technology market and I am excited that PTC has carved out a leadership position at the forefront of that paradigm shift,” continued Heppelmann. “By delivering CAD, PLM, IOT, and AR technologies in the cloud, customers can work faster, reduce total cost of ownership, be more efficient and increase the return on their investment over the long-term.”

Third quarter 2021 highlights1

Key operating and financial highlights are set forth below. For additional details, please refer to the Q3’21 earnings presentation and financial data tables that have been posted to the Investor Relations section of our website at investor.ptc.com.

•

ARR was $1.42 billion in Q3’21, representing growth of 18%, or 15% in constant currency, compared to Q3’20, in line with our guidance. Organic growth was 14% in Q3’21, or 11% in constant currency, compared to Q3’20.

•

Revenue was $436 million in Q3’21 compared to $352 million in Q3’20, growth of 24%, or 19% in constant currency, driven primarily by strong execution, as well as the impact of up front license revenue recognition under ASC 606, and a modest contribution from Arena.

•

Cash flow from operations was $88 million and free cash flow was $85 million in Q3’21, in line with our expectations, compared to Q3’20 cash flow from operations of $105 million and free cash flow of $99 million.

•	Operating margin was 17% in Q3’21, compared to 18% in Q3’20. Non-GAAP operating margin in Q3’21 was 31%, compared to 29% in Q3’20.
•	Total cash and cash equivalents as of the end of Q3’21 was $366 million; gross debt was $1.5 billion. We repaid $30 million on our revolver in Q3’21.

Fiscal 2021 Guidance

“Year to date, PTC has delivered strong ARR, Revenue, EPS, Operating Cash Flow and Free Cash Flow, consistent with our guidance throughout the year. We remain on track to deliver against our full year guidance on a constant currency basis,” said Kristian Talvitie, EVP and CFO, PTC.

[1]

We include operating and non-GAAP financial measures in our operational highlights. The detailed definitions of these items and reconciliations of Non-GAAP financial measures to comparable GAAP measures are included below and in the reconciliation tables at the end of this press release.

Our FY’21 financial guidance includes the assumptions below, which remain unchanged other than updating currency impact on ARR:

•	Our current guidance assumes a ~60 bps positive currency effect in FY’21.
•	Macroeconomic conditions related to the COVID-19 crisis improve in the second-half of FY’21.
•	Organic ARR growth of 10% to 12% on a constant currency basis and Arena contributes ~400 basis points of ARR growth.
•	FY’21 ARR growth is inclusive of a ~2% headwind from lower-than-expected Deferred ARR exiting FY’20, primarily due to lower bookings in FY’20 reflecting the effect of the COVID-19 pandemic.
•	ARR YoY growth rates, on an organic constant currency basis, are expected to be approximately linear each quarter throughout FY’21.
•	Organic churn improves ~100 bps YoY.
•

GAAP tax rate is expected to be ~20%, including a benefit of $42 million related to the tax effects for Arena Solutions and an approximately $35 million tax reserve related to a tax matter in a non-US jurisdiction. Non-GAAP tax rate is expected to be ~19%.

In millions except per share amounts	Previous Guidance	Revised Guidance	YoY
ARR	$1,445 - $1,470	$1,453 - $1,478	14% - 16%
Cash from Operations (1)	~$365		~55%
Free Cash Flow (1)	~$340		~60%
Revenue	$1,710 - $1,740	$1,733 - $1,763	19% - 21%
GAAP Operating Margin (2)	15% - 17%	17% – 19%	300 bps – 500 bps
Non-GAAP Operating Margin (2)	31% -32%	32% - 33%	300 bps – 400 bps
GAAP EPS (2)	$1.38 - $1.59	$1.59 - $1.84	41% - 63%
Non-GAAP EPS (2)	$3.18 - $3.39	$3.35 - $3.60	31% - 40%

(1)

Cash from operations and free cash flow include ~$15 million of restructuring payments, ~$15 million of acquisition-related payments, ~$18 million of un-forecasted payments related to the prior period tax exposure from a non-U.S. tax dispute, and ~$5 million of incremental interest related to the Arena acquisition; free cash flow is net of capital expenditures of ~$25 million.

(2)

The FY’21 non-GAAP guidance excludes the estimated items outlined in the table below, as well as any additional tax effects and discrete tax items (which are not known or reflected). Our FY’21 non-GAAP guidance also excludes tax expense of ~$35 million related to a non-U.S. prior period tax exposure related to foreign withholding taxes and a tax benefit of ~$42 million related to Arena Solutions. Our FY'21 guidance and the table below do not reflect any anticipated gains related to our investment in Matterport, Inc.

In millions	FY’21
Acquisition-related charges	$15
Intangible asset amortization expense	$59
Stock-based compensation expense	$180
Restructuring and other charges	$1
Total Estimated Pre-Tax GAAP adjustments	$255

PTC’s Fiscal Third Quarter 2021 Results Conference Call

The Company will host a conference call to discuss results at 5:00 pm ET on Wednesday, July 28, 2021.

To participate in the live conference call, dial (833) 670-0719 or (236) 714-2933 and provide the passcode 4499023, or log in to the webcast, available on PTC’s Investor Relations website. A replay will also be available.

Important Disclosures

Important Information About Our Non-GAAP Financial Measures

PTC provides supplemental non-GAAP financial measures to its financial results. We use these non-GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operating performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. These non-GAAP financial measures should not be construed as an alternative to GAAP results as the items excluded from the non-GAAP financial measures often have a material impact on our operating results, certain of those items are recurring, and others often recur. Management uses, and investors should consider, our non-GAAP financial measures only in conjunction with our GAAP results.

Non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: stock-based compensation; amortization of acquired intangible assets; acquisition-related and other transactional charges included in general and administrative expenses; restructuring and other charges, net; certain non-operating charges; and income tax adjustments. Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” on page 25 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2020. In the first nine months of FY’21, we incurred tax expense related to a South Korean tax exposure which is excluded from our non-GAAP financial measures as it is related to prior periods and not included in management’s view of Q3’21 results for comparative purposes. We also incurred a tax benefit related to the release of a valuation allowance as a result of the Arena acquisition. As the non-GAAP tax provision is calculated assuming that there is no valuation allowance, this benefit has been excluded from our non-GAAP financial measures.

Free Cash Flow - PTC provides information on free cash flow to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goals and intent to return approximately 50% of our free cash flow to shareholders via stock repurchases. Free cash flow is net cash provided by (used in) operations net of capital expenditures.  Free cash flow is not a measure of cash available for discretionary expenditures.

Constant Currency Change Metric - We present CC information to provide a framework for assessing how our underlying business performed excluding the effects of foreign currency rate fluctuations. To present CC information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the foreign exchange rate as of September 30, 2020, rather than the actual exchange rates in effect during that period.

Operating Measures

ARR - To help investors understand and assess the performance of our business as a SaaS and on-premise subscription company we provide an ARR (Annual Run Rate) operating measure.  ARR represents the annualized value of our portfolio of active subscription software, cloud, SaaS, and support contracts as of the end of the reporting period. ARR includes orders placed under our Strategic Alliance Agreement with Rockwell Automation, including orders placed to satisfy contractual minimum commitments.

We believe ARR is a valuable operating metric to measure the health of a subscription business because it captures expected subscription and support cash generation from customers.

Deferred ARR (DARR) - DARR represents the incremental annualized exit value of customer contracts that are committed as of the end of the reporting period to start or increase in value in a future period.

Because these measures represent the annualized value of customer contracts as of a point in time, they do not represent revenue for any particular period or remaining revenue that will be recognized in future periods.

Bookings - We define Bookings as the annualized value, based on the final month of the contract, of new renewable software contracts committed to in a period. For contracts with terms of less than one year that are not associated with an existing contract, the booking is equal to the total contract value.

Bookings can flow into ARR or DARR, depending on the start date of the contract, or in the case of ramp deals, the start dates of each subsequent tranche of the ramp.

Forward-Looking Statements

Statements in this press release that are not historic facts, including statements about our future financial and growth expectations and targets, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve when or as we expect, or may deteriorate, due to, among other factors, the COVID-19 pandemic, which could cause customers to delay or reduce purchases of new software, reduce the number of subscriptions they carry, or delay payments to us, all of which would adversely affect ARR and our financial results, including cash flow; our businesses, including our SaaS businesses, may not expand and/or generate the revenue or ARR we expect if customers are slower to adopt our technologies than we expect or if they adopt competing technologies; foreign exchange rates may differ materially from those we expect; and orders associated with minimum purchase commitments under our Strategic Alliance Agreement with Rockwell Automation may not result in subscription contracts sold through to end-user customers, which could cause the ARR associated with those orders to churn.  In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses, and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About PTC (NASDAQ: PTC)

PTC unleashes industrial innovation with award-winning, market-proven solutions that enable companies to differentiate their products and services, improve operational excellence, and increase workforce productivity. With PTC and its partner ecosystem manufacturers can capitalize on the promise of today’s new technology to drive digital transformation.

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PTC Investor Relations Contact

Emily Walt

Senior Director, Investor Relations
ewalt@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,	June 27,	June 30,	June 27,
	2021	2020	2021	2020

Revenue:
Recurring revenue	$387,175	$310,621	$1,186,978	$931,852
Perpetual license	7,259	6,773	22,644	23,988
Professional services	41,234	34,327	116,882	111,594
Total revenue (1)	435,668	351,721	1,326,504	1,067,434

Cost of revenue (2)	95,077	79,224	271,355	249,656

Gross margin	340,591	272,497	1,055,149	817,778

Operating expenses:
Sales and marketing (2)	134,412	104,594	388,315	319,636
Research and development (2)	78,134	61,429	221,514	186,691
General and administrative (2)	47,084	35,709	157,417	113,895
Amortization of acquired intangible assets	7,511	7,302	21,708	21,367
Restructuring and other charges, net	(132)	62	584	32,338
Total operating expenses	267,009	209,096	789,538	673,927

Operating income	73,582	63,401	265,611	143,851
Other expense, net	(15,113)	(18,885)	(43,378)	(64,526)
Income before income taxes	58,469	44,516	222,233	79,325
Provision for income taxes	7,266	9,838	38,253	2,036
Net income	$51,203	$34,678	$183,980	$77,289

Earnings per share:
Basic	$0.44	$0.30	$1.58	$0.67
Weighted average shares outstanding	116,934	115,759	116,702	115,521

Diluted	$0.43	$0.30	$1.56	$0.67
Weighted average shares outstanding	118,611	116,229	118,181	115,981

(1)

See supplemental financial data for revenue by license, support, and professional services. FY'21 recurring revenue includes a $6.9 million adjustment related to the fair value of acquired deferred revenue.

(2)	See supplemental financial data for additional information about stock-based compensation.

PTC Inc.
SUPPLEMENTAL FINANCIAL DATA FOR REVENUE AND STOCK-BASED COMPENSATION
(in thousands, except per share data)

Revenue by license, support and services is as follows:
	Three Months Ended		Nine Months Ended
	June 30,	June 27,	June 30,	June 27,
	2021	2020	2021	2020
License revenue (1)	$163,583	$118,248	$538,769	$369,285
Support and cloud services revenue (2)	230,851	199,146	670,853	586,555
Professional services revenue	41,234	34,327	116,882	111,594
Total revenue (2)	$435,668	$351,721	$1,326,504	$1,067,434

(1)	License revenue includes the portion of subscription revenue allocated to license.
(2)	FY'21 support and cloud services revenue includes a $6.9 million adjustment related to the fair value of acquired deferred revenue.

The amounts in the income statement include stock-based compensation as follows:

	Three Months Ended		Nine Months Ended
	June 30,	June 27,	June 30,	June 27,
	2021	2020	2021	2020
Cost of revenue	$5,094	$3,165	$14,034	$9,208
Sales and marketing	14,229	9,407	42,533	24,005
Research and development	8,514	5,583	24,878	17,280
General and administrative	15,231	7,030	52,451	23,112
Total stock-based compensation	$43,068	$25,185	$133,896	$73,605

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,	June 27,	June 30,	June 27,
	2021	2020	2021	2020

GAAP gross margin	$340,591	$272,497	$1,055,149	$817,778
Stock-based compensation	5,094	3,165	14,034	9,208
Amortization of acquired intangible assets included in cost of revenue	8,260	6,857	21,644	20,535
Non-GAAP gross margin	$353,945	$282,519	$1,090,827	$847,521

GAAP operating income	$73,582	$63,401	$265,611	$143,851
Stock-based compensation	43,068	25,185	133,896	73,605
Amortization of acquired intangible assets	15,771	14,159	43,352	41,902
Acquisition-related and other transactional charges	618	674	14,844	8,064
Restructuring and other charges, net	(132)	62	584	32,338
Non-GAAP operating income (1)	$132,907	$103,481	$458,287	$299,760

GAAP net income	$51,203	$34,678	$183,980	$77,289
Stock-based compensation	43,068	25,185	133,896	73,605
Amortization of acquired intangible assets	15,771	14,159	43,352	41,902
Acquisition-related and other transactional charges	618	674	14,844	8,064
Restructuring and other charges, net	(132)	62	584	32,338
Non-operating charges (2)	-	3,451	-	18,451
Income tax adjustments (3)	(12,513)	(6,167)	(37,065)	(44,988)
Non-GAAP net income	$98,015	$72,042	$339,591	$206,661

GAAP diluted earnings per share	$0.43	$0.30	$1.56	$0.67
Stock-based compensation	0.36	0.22	1.13	0.63
Amortization of acquired intangibles	0.13	0.12	0.37	0.36
Acquisition-related and other transactional charges	0.01	0.01	0.13	0.07
Restructuring and other charges, net	-	-	-	0.28
Non-operating charges	-	0.03	-	0.16
Income tax adjustments	(0.11)	(0.05)	(0.31)	(0.39)
Non-GAAP diluted earnings per share	$0.83	$0.62	$2.87	$1.78

(1) Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Nine Months Ended
	June 30,	June 27,	June 30,	June 27,
	2021	2020	2021	2020
GAAP operating margin	16.9%	18.0%	20.0%	13.5%
Stock-based compensation	9.9%	7.2%	10.1%	6.9%
Amortization of acquired intangibles	3.6%	4.0%	3.3%	3.9%
Acquisition-related and other transactional charges	0.1%	0.2%	1.1%	0.8%
Restructuring and other charges, net	0.0%	0.0%	0.0%	3.0%
Non-GAAP operating margin	30.5%	29.4%	34.5%	28.1%

(2)

We recognized $15 million of expense in the nine months ended June 27, 2020 related to penalties for the early redemption of the 6.000% Senior Notes due in 2024 and wrote off approximately $3 million of related debt issuance costs in the third quarter of 2020.

(3)

We have recorded a full valuation allowance against our U.S. net deferred tax assets. As we are profitable on a non-GAAP basis, the 2021 and 2020 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. In the nine months ended June 30, 2021 and June 27, 2020, our GAAP results included benefits of $42.3 million and $21.2 million, respectively, related to the release of a valuation allowance as a result of the Arena and Onshape acquisitions. As the non-GAAP tax provision is calculated assuming that there is no valuation allowance, these benefits have been excluded. Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. Additionally, our non-GAAP results for the first nine months of FY'21 exclude tax expense of $34.8 million related to a non-U.S. prior period tax exposure, primarily related to foreign withholding taxes.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	September 30,
	2021	2020

ASSETS

Cash and cash equivalents	$365,756	$275,458
Marketable securities	-	59,099
Accounts receivable, net	432,980	415,221
Property and equipment, net	93,659	101,499
Goodwill and acquired intangible assets, net	2,591,995	1,863,356
Lease assets, net	147,431	149,933
Other assets	574,398	518,172

Total assets	$4,206,219	$3,382,738

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$473,613	$426,465
Debt, net of deferred issuance costs	1,478,927	1,005,314
Lease obligations	203,133	215,023
Other liabilities	325,588	297,688
Stockholders' equity	1,724,958	1,438,248

Total liabilities and stockholders' equity	$4,206,219	$3,382,738

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Nine Months Ended
	June 30,	June 27,	June 30,	June 27,
	2021	2020	2021	2020

Cash flows from operating activities:
Net income	$51,203	$34,678	$183,980	$77,289
Stock-based compensation	43,068	25,185	133,896	73,605
Depreciation and amortization	22,501	20,484	62,670	60,677
Amortization of right-of-use lease assets	9,075	10,324	28,031	29,467
Accounts receivable	5,744	34,475	(4,110)	54,662
Accounts payable and accruals	16,851	3,179	15,955	5,133
Deferred revenue	(21,477)	(14,036)	30,733	3,357
Income taxes and other	(38,931)	(9,784)	(127,667)	(104,356)
Net cash provided by operating activities	88,034	104,505	323,488	199,834

Capital expenditures	(3,420)	(5,169)	(11,662)	(15,412)
Acquisition of businesses, net of cash acquired (1)	(581)	-	(717,779)	(468,520)
Purchase of intangible assets	-	(11,050)	(550)	(11,050)
Borrowings (payments) on debt, net	(30,000)	(510,125)	472,000	464,875
Net proceeds associated with issuance of common stock	-	-	10,484	8,980
Payments of withholding taxes in connection with vesting of stock-based awards	(14,973)	(9,661)	(42,215)	(33,232)
Debt issuance costs	-	(817)	-	(17,083)
Debt early redemption premium	-	(15,000)	-	(15,000)
Net proceeds from (purchases of) marketable securities (2)	-	(115)	58,469	(295)
Other financing & investing activities	(488)	(3,929)	(3,570)	(1,729)
Foreign exchange impact on cash	1,103	1,613	1,646	(4,127)

Net change in cash, cash equivalents, and restricted cash	39,675	(449,748)	90,311	107,241
Cash, cash equivalents, and restricted cash, beginning of period	326,596	827,678	275,960	270,689
Cash, cash equivalents, and restricted cash, end of period	$366,271	$377,930	$366,271	$377,930

	Three Months Ended		Nine Months Ended
	June 30,	June 27,	June 30,	June 27,
	2021	2020	2021	2020
Cash provided by operating activities	$88,034	$104,505	$323,488	$199,834
Capital expenditures	(3,420)	(5,169)	(11,662)	(15,412)
Free cash flow (3)	$84,614	$99,336	$311,826	$184,422

(1)	In the second quarter of 2021, we acquired Arena for approximately $715 million, net of cash acquired. In the first quarter of 2020, we acquired Onshape for $469 million, net of cash acquired.
(2)	In the first quarter of 2021, we sold all of our available-for-sale securities.
(3)

Free cash flow includes $2.0 million and $13.7 million of restructuring payments in the three and nine months ended June 30, 2021, respectively, compared with $12.5 million and $33.8 million in the three and nine months ended June 27, 2020.  Free cash flow includes $3.8 million and $14.8 million of acquisition-related payments for the three and nine months ended June 30, 2021, respectively, compared with $0.2 million and $8.8 million in the three and nine months ended June 27, 2020. Free cash flow includes $17.0 million and $17.9 million in un-forecasted payments related to the prior period tax exposure from a non-U.S. tax dispute in the three and nine months ended June 30, 2021, respectively.